FOR IMMEDIATE RELEASE	Contact:	Heather Browne
February 11, 2009	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR CEO COMMENTS ON DOJ AND SEC SETTLEMENT AGREEMENTS

IN FOREIGN CORRUPT PRACTICES ACT INVESTIGATION

HOUSTON – KBR (NYSE) Chairman, President and CEO William P. Utt today commented on the Department of Justice (DOJ) and Securities Exchange Commission (SEC) settlements related to KBR’s violations under the Foreign Corrupt Practices Act (FCPA) occurring between 1994 and 2004.

Under the terms of the settlement announced earlier today, KBR will make payments totaling $20 million over the next eight quarters to the DOJ. The information contained in the DOJ and SEC settlements note aggregate financial penalties totaling $579 million. The remainder of the penalties will be paid by Halliburton pursuant to indemnities under the 2006 Master Separation Agreement between KBR and Halliburton.

KBR has also agreed with DOJ and SEC to retain a compliance monitor to review KBR’s continued compliance with anti-corruption laws.

NOTE: KBR will host a conference call today, Wednesday, February 11, 2009, to discuss the settlement. The call will begin at 4:45 PM Central Time (5:45 PM Eastern Time). Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by telephone at (913) 312-0962. A passcode is not required. Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time. A replay of the conference call will be available on the website for seven days following the call. Also, a replay may be accessed by telephone at (888) 203-1112, passcode 3874334.

Statement from William P. Utt, KBR Chairman, President and CEO:

“Today’s settlements announced by the Department of Justice (DOJ) and the Securities Exchange Commission (SEC) close both a regrettable and unfortunate chapter in KBR’s rich and storied history. KBR has fully cooperated with the U.S. Government throughout the extensive investigations over the last five years.

These settlements resolve criminal and civil liabilities in the United States that KBR has faced prior to becoming an independent public company in April 2007. It is important to point out that all of the alleged misconduct occurred prior to June of 2004 and involved individuals who are former management, employees, and agents of KBR subsidiaries and predecessor entities. None of the allegations involved current KBR management and/or employees.

As we have stated many times in the past, and particularly in light of the past actions of KBR’s former management and their advisors giving rise to today’s settlements, KBR in no way condones or tolerates illegal or unethical behavior. Conducting our business with the utmost integrity is at the core of the work we perform each day. KBR maintains a formal Code of Business Conduct and each employee is expected to adhere to KBR’s Code of Business Conduct which exemplifies the company’s unwavering commitment to honesty, ethics and integrity.

While today’s actions are unfortunate and regrettable, I am pleased to finally conclude this very difficult but necessary settlement. I remain confident as KBR looks to its future that our more than 60,000 employees will continue to adhere to our Code of Business Conduct and embody the company’s key focus areas of transparency, accountability, financial responsibility and discipline. It is through this continued commitment to our Code of Business Conduct and core values that I remain optimistic about KBR’s path forward, future growth, and success as one of the world’s leading engineering, construction and services companies.”

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.